EXHIBIT 10.17

SEVERANCE AGREEMENT & GENERAL RELEASE

This is a Severance Agreement and General Release (‘‘Agreement’’) entered into this 30th day of January, 2008, by and between JOURNAL REGISTER COMPANY, on behalf of its board of directors, officers, employees and agents, benefit and severance plan administrators and fiduciaries, both past and present in their individual or representative capacities, predecessors, successors and assigns and related entities (collectively, ‘‘Journal Register’’), and Allen J. Mailman (‘‘Mr. Mailman’’).

WHEREAS, Mr. Mailman separated from his employment with Journal Register as of December 17, 2007; and

WHEREAS, the parties wish to amicably resolve this and all other existing and/or potential disputes that may arise relating to and in connection with Mr. Mailman’s employment, including his separation from employment.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and commitments set forth in this Severance Agreement and General Release, the parties hereby agree as follows:

1.    Benefits.

A.    Severance Payment:    Upon execution of this Agreement and the expiration of the seven-day Revocability Period described below, Journal Register shall pay to Mr. Mailman severance in an amount equal to thirteen (13) months of his regular base salary, payable at regular payroll intervals, less statutorily required withholdings and deductions. Such thirteen month period is referred to herein as the ‘‘Severance Period’’. In the event that Mr. Mailman becomes employed by another employer during the Severance Period at a compensation level equal to or greater than his base salary, Journal Register’s obligation under this paragraph shall be reduced to one-half of the remaining severance amount provided for in this paragraph.

B.    Stock Options and Restricted Stock Units:    2,917 of the restricted stock units that were awarded to Mr. Mailman that would have vested in the ordinary course during the Severance Period will become immediately vested, effective as of expiration of the Revocability Period. All other restricted stock units and options will expire in accordance with the terms of the Amended and Restated 1997 Stock Incentive Plan.

C.    Company Owned Vehicle:    Mr. Mailman may purchase from Journal Register for $21,000.00 the automobile that he used in connection with his employment. If he elects to purchase the automobile, he will assume responsibility for all insurance, maintenance, service, registration and other fees related to the automobile, and Journal Register will have no responsibility for it thereafter. The parties agree that the fair market value of such item will be calculated as of the date of transfer and that Mr. Mailman will be responsible for the payment of any income tax due as a result of this transfer.

D.    Transfer of Equipment:    Journal Register will transfer to Mr. Mailman ownership of his cellular phone and laptop computer. Mr. Mailman will assume responsibility for all insurance, maintenance, service and other fees related to this item, and Journal Register will have no responsibility for it thereafter. The parties agree that the fair market value of such item will be calculated as of the date of transfer and that Mr. Mailman will be responsible for the payment of income tax due as a result of this transfer.

E.    Neutral Letter of Reference:    Journal Register shall provide inquiring employers and prospective employers with a neutral reference which includes Mr. Mailman’s dates of employment, his last position held and, if requested, his final base annual salary. Inquiring employers or prospective employers will be provided only with this information and a statement that it is Journal Register’s typical practice to provide only such information regarding former employees, in the absence of a subpoena, court order or other compulsory process. Mr. Mailman shall direct any prospective employers to contact Charles Sheridan, Director of Human Resources in order to obtain employment reference information.

F.    Health Insurance:    If Mr. Mailman elects continuation coverage pursuant to COBRA (with respect to himself and/or his eligible dependants), Journal Register shall pay the premiums for such coverage (or reimburse him for such premiums) for up to the first thirteen (13) months of the Severance Period. In the event he desires to continue coverage for any additional period of time after such thirteen (13) month period, he may do so under the terms of COBRA, but he shall be solely and exclusively responsible for any costs associated with extending such coverage.

G.    Life Insurance:    Journal Register shall continue Mr. Mailman’s current level of basic life insurance coverage during the Severance Period with Journal Register and Mr. Mailman sharing the cost for this coverage on the same basis as the cost is shared between Journal Register and similarly situated active employees, provided, however, that Mr. Mailman shall fully cooperate in obtaining competitive third-party life insurance coverage within 30 days of the Effective Date including, but not limited to, completing at least three applications and any physicals related to such applications. .

H.    Vacation Days:    Mr. Mailman will be paid a lump sum of $14,307.00 for all accrued but unpaid vacation days, less statutorily required withholdings and deductions.

I.    Mr. Mailman acknowledges that Journal Register has made no representations to him regarding the manner in which the payments and benefits under this Paragraph 1 must be treated for federal, state or local tax purposes, and Mr. Mailman hereby acknowledges that he understands he must seek his own independent legal counsel and/or professional tax advice for appropriate guidance in this regard.

J.    Mr. Mailman acknowledges that, except for the payments and benefits expressly provided under of this Paragraph 1, he is not entitled to, nor has he been promised, any other payments or benefits.

2.    General Release of Claims.    Mr. Mailman releases and discharges Journal Register Company, and its parents, subsidiaries, successors, operating units, assigns, affiliates, related corporations and entities and all of their present or former officers, directors, shareholders, employees, supervisors, officers, directors, and agents, officials, insurers, benefit and severance plan administrators, attorneys and any person or entity which can be held jointly and severally liable with any of them (collectively the ‘‘Released Parties’’) from any and all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Mr. Mailman may have or ever claim to have against the Released Parties including, without limitation, claims arising out of or in any way connected to Mr. Mailman’s employment, separation from employment or termination of employment with Journal Register or the other Released Parties. By this Agreement, Mr. Mailman knowingly and voluntarily waives any and all claims under any and all laws which provide legal restrictions on Journal Register’s or the other Released Parties’ right to terminate Mr. Mailman’s employment or to affect the terms and conditions of Mr. Mailman’s employment, including but not limited to claims under any federal, state, or other governmental statute, regulation or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991; (2) the Americans With Disabilities Act; (3) the Pennsylvania Human Relations Act; (4) the Age Discrimination in Employment Act (‘‘ADEA’’); (5) the Older Workers Benefit Protection Act; (6) the Family and Medical Leave Act (‘‘FMLA’’); (7) Sections 1981 through 1988 of Title 42 of the United States Code; (8) the Employee Retirement Income Security Act of 1974 (‘‘ERISA’’); (9) all other federal, state or local laws of a similar nature to any of the foregoing enumerated laws and any amendments to the foregoing statutes. Mr. Mailman also waives any other common law or statutory claims against the Released Parties, including but not limited to any claim of breach of contract, or quasi contract, wrongful termination, unjust dismissal, personal injury, wrongful discharge, public policy, negligence, intentional or negligent infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, defamation, libel or slander or any form of tort, whether negligent, reckless or intentional.

3.    Exclusions from General Release.    Mr. Mailman is not waiving any rights or claims which cannot legally be waived by this Agreement, including without limitation, unemployment compensation claims, workers’ compensation claims or the ability to file certain administrative claims. Subject to the foregoing, this Agreement shall operate as a general release of any and all claims to the fullest extent of applicable law.

4.    Waiver of Administrative Recoveries.    With the exception of unemployment and worker’s compensation claims, Mr. Mailman waives any right to any individual monetary or economic recovery or equitable relief against the Released Parties in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity.

5.    Covenants Regarding Wages.    Mr. Mailman covenants that payment has been made in full for all hours worked and that Mr. Mailman is not owed or entitled to any additional compensation in the form of salary, wages, overtime, vacation pay, bonus, fringe benefits or otherwise, related to any employment with Journal Register or the other Released Parties as of the effective date of this Agreement with the exception of unused and accrued vacation days, if any.

6.    Non-Admission of Liability or Wrongdoing.    Mr. Mailman and Journal Register hereby acknowledge and agree that this Severance Agreement and General Release is being executed as a compromise of potential claims and legal actions and that it is not, and shall not be construed as, an admission, concession or evidence of liability or wrongdoing of any nature or description whatsoever on the part of Journal Register or Mr. Mailman.

7.    Waiver of Re-Employment Rights.    Mr. Mailman forever waives and relinquishes all rights to assert any claim for recall, reemployment, seniority or tenure with Journal Register or any Journal Register subsidiary or affiliated entity.

8.    Adequate Consideration.    Mr. Mailman specifically agrees to the terms of this release because Journal Register has agreed to pay severance and other payments and to provide other benefits to which are not otherwise required under Journal Register’s policies, and has provided such other good and valuable consideration as specified herein. Journal Register has agreed to provide this consideration because of Mr. Mailman’s agreement to accept it in full settlement of all possible claims that may exist or have ever existed, and because of his execution of this Agreement.

9.    Return of Company Property.    Mr. Mailman represents that he has returned to Journal Register all company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Journal Register and that no copies, duplicates, reproductions or excerpts thereof have been retained.

10.    Confidentiality.    Mr. Mailman agrees that in the course of his employment with Journal Register he has had access to and acquired Confidential Information. The term ‘‘Confidential Information’’ as used in this Agreement means (a) confidential information of Journal Register that has not been disclosed to the public by Journal Register, including, without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of publications, publication development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of Journal Register, its affiliates or related companies. Mr. Mailman understands and agrees that such Confidential Information has been disclosed to him in confidence and for the use of only Journal Register. Mr. Mailman further understands and agrees that (i) he will keep such Confidential Information confidential at all times after his employment with the Company terminates, and (ii) he will not make use of Confidential Information on his own behalf, or on behalf of any third party, unless required to do so under compulsion of law. Nothing in this paragraph will limit or amend any confidentiality undertaking Mr. Mailman may have signed in favor of Journal Register or an affiliate, which undertaking(s) shall remain in force notwithstanding this Severance Agreement and General Release.

11.    Nondisclosure of Severance Agreement.    Except as specifically provided below, Mr. Mailman acknowledges and agrees that as a material part of the consideration for this Severance Agreement and General Release, he will not disclose or discuss, other than with legal counsel, the existence of this Agreement or any of its terms except to the extent properly subpoenaed under applicable court rules. It shall not be a violation of this provision if Mr. Mailman discloses the existence or details of this Severance Agreement and General Release to his attorney or members of his immediate family or to a professional tax advisor retained by him for the specific purpose of providing professional tax advice with respect to the payments required by Paragraph 1, provided, however, that Mr. Mailman expressly informs any immediate family member or professional tax advisor that they are bound to maintain the confidentiality of the Severance Agreement and General Release and does not thereby cause the existence or details of the agreement to be further disclosed or disseminated to additional third parties.

12.    Non-solicitation Restriction.    Mr. Mailman hereby covenants and agrees that for one year from the date hereof he will not, on behalf of himself or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of Journal Register to give up employment with Journal Register, provided that the foregoing shall not be violated by advertising or searches not specifically targeted at the employees of Journal Register.

13.    Noncompetition Restriction.    Mr. Mailman agrees that during the Severance Period, he shall not, at any time, without the prior written consent of the Company, directly or indirectly, engage in Competitive Activity. The term ‘‘Competitive Activity’’ shall mean Mr. Mailman’s engaging in an activity, whether as an employee, consultant, principal, member, agent, officer, director, partner, sole proprietor, or shareholder (except as a less than 1% shareholder of a publicly traded company), that is competitive with any product marketed and sold by the Company or any of its affiliates or which would compete with any product proposed to be marketed and sold by the Company or any of its affiliates and as to which the Company or any of its affiliates has devoted significant efforts, provided that Mr. Mailman shall not be deemed to be engaging in a Competitive Activity if he provides services to a subsidiary, division or affiliate of an entity engaged in a Competitive Activity (a) if such subsidiary, division or affiliate is not itself engaged in a Competitive Activity, (b) the portions of the entity engaged in Competitive Activity comprise no more than 10% of the revenues of the business enterprise as a whole in the fiscal year of the entity ending immediately prior to the activity by Mr. Mailman and (c) Mr. Mailman does not directly or indirectly provide service to, supervise or manage the employees of, or have any responsibilities regarding, the Competitive Activity.

14.    Cooperation.    From the date hereof, and for as long thereafter as shall be reasonably necessary, you agree to cooperate fully with Journal Register in any investigation, negotiation, litigation, or other action arising out of transactions in which you were involved or which you had knowledge during your employment with Journal Register.

15.    Governing Law.    This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania. A photocopy of a fully executed Agreement shall be deemed an original for all purposes.

16.    Mutual Covenant Not to Engage in Disparaging or Defamatory Conduct.    Journal Register and Mr. Mailman mutually covenant and agree not to disparage, defame or otherwise engage in conduct which, in any way, reflects adversely upon Mr. Mailman, Journal Register, or its board of directors, officers, employees and agents, provided that no actions shall be deemed to be taken by Journal Register for purposes of this Paragraph 15 unless taken by a director or executive officer in his or her official capacity.

17.    Entire Agreement.    Mr. Mailman acknowledges that he has carefully read and fully understands the provisions of this Severance Agreement and Release, which sets forth the entire agreement between Journal Register and Mr. Mailman. Mr. Mailman acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement. Mr. Mailman also acknowledges that he is entering into this Agreement voluntarily and knowingly and that his acceptance of the terms of this Agreement is not the result of coercion by Journal Register.

18.    Successors and Assigns.    This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

19.    Prior Agreements.    The obligations of the parties under this Severance Agreement and General Release shall supersede any obligations the parties may have, or arguably have, under any prior written or oral agreements, commitments or understandings, with the exception of any agreements relating to confidentiality.

20.    Severability of Agreement and Release.    Should any part of this Agreement be declared or determined by any Court or other tribunal of competent jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be stricken and severed from this Agreement and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law, even if such enforcement requires that the provision(s) in question be modified by a Court or other tribunal. The releases contained in Paragraph 2 are the essence of this Agreement, and should any of these paragraphs be deemed invalid or unenforceable, Journal Register’s obligations under this Agreement shall be null and void.

21.    Review Period & Consultation with Legal Counsel.    Mr. Mailman hereby acknowledges that he has been given at least twenty-one (21) days within which to consider this Severance Agreement and General Release and that he has been advised in writing that he should consult an attorney prior to executing it. Mr. Mailman further acknowledges that he has carefully read and fully understands all of the provisions of this Severance Agreement and General Release and that he enters into it knowingly and voluntarily. Mr. Mailman acknowledges that, by signing this Agreement and General Release before the expiration of this twenty-one (21) day review period, he waives any remaining time under this Paragraph.

22.    Revocation Period.    Mr. Mailman understands that he may revoke his consent to this Severance Agreement and General Release for a period of seven (7) calendar days after he has signed it. In order to revoke this Agreement Mr. Mailman must provide written notice within the seven calendar revocation period to Edward J. Yocum, General Counsel at the address noted on the letterhead of his decision to revoke. If Mr. Mailman revokes this Agreement, he will not be entitled to any payments or benefits described herein other than those required by law.

23.    Effective Date.    This Severance Agreement and General Release shall not become effective or enforceable against Journal Register or Mr. Mailman until the expiration of seven (7) calendar days following the execution of this Severance Agreement and General Release by Mr. Mailman.

ON BEHALF OF: JOURNAL REGISTER COMPANY
By:	/s/ Allen J. Mailman	By:	/s/ James W. Hall
	Allen J. Mailman		James W. Hall

Date: January 30, 2008		Date: January 24, 2008